FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

 Date of Report (Date of earliest event reported)  May 17, 2016

SEYCHELLE ENVIRONMENTAL TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	0-29373	33-0836954
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

 32963 Calle Perfecto
San Juan Capistrano, California 92675
(Address of principal executive offices and Zip Code)

(949) 234-1999
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Act of 1934

References in this document to "us," "we," or "Company" refer to Seychelle Environmental Technologies, Inc., a Nevada corporation and our two wholly-owned subsidiaries, Seychelle Water Technologies, Inc. and Fill 2 Pure International, Inc., also both Nevada corporations.

Item 5.02 Departure and Appointment of  Directors and Officers.

The Board of Directors of the Company has elected Mr. John Beck to the Board. He is the husband of Ms. Cari Beck, who is also a Director of the Company. She is also the Trustee of the TAM Trust, the largest shareholder of the Company.

Mr. Beck currently holds the position of Vice President of Operations at Grech Motors, a private company, whose annual sales are currently approximately $50 million.  He has a history of being a part of a team working to help companies grow.  From 1976-1986, Mr. Beck worked for Quality Bowling Corporation where he started as the sixth employee hired and finished his time there as a purchasing agent in a company that had grown to over 40 employees.

In 1983, Mr. Beck purchased his first limousine and started a part-time limousine venture that led to a 30-year career with Krystal Enterprises, a private company.  His responsibilities included sales, marketing, and substantial input on design and production.  Over his 30 years at Krystal Enterprises, sales grew from $150,000 a month during the early 1980's to approximately $10 million a month in sales during the late 1990's.  After Krystal Enterprises was sold in 2011, Mr. Beck retired.  Not long after retiring he began consulting and then was hired on as the Vice President of Operations for Grech Motors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEYCHELLE ENVIRONMENTAL TECHNOLOGIES, INC.
Date: May 17, 2016	By:	/s/ James Place
James Place, President